EXHIBIT 4(c)(ii)


                               IES UTILITIES INC.

                             CHAIRMAN'S CERTIFICATE


                  I, Lee Liu, as Chairman of the Board, President & Chief Executive Officer of IES Utilities Inc. ("Company"), pursuant to the authority directed to me by the Board of Directors of the Company on February 6, 1996, hereby requests the authentication and delivery of:

                  (i) the Collateral Trust Bonds, 7 1/4% Series Due 2006 ("Bonds") to be issued under the Fourth Supplemental Indenture dated as of September 1, 1996 ("Fourth Supplemental Indenture") to the Company's Indenture of Mortgage and Deed of Trust dated as of September 1, 1993 to The First National Bank of Chicago, as trustee ("1993 Mortgage Trustee"), as previously supplemented by three supplemental indentures (as so supplemented, "1993 Mortgage"); and

                  (ii) the First Mortgage Bonds, Collateral Series D, Due 2006 ("First Mortgage Bonds") to be issued under the Sixty-Second Supplemental Indenture dated as of September 1, 1996 ("Sixty-Second Supplemental Indenture") to the Company's Indenture of Mortgage and Deed of Trust dated as of August 1, 1940 to The First National Bank of Chicago, as trustee ("1940 Mortgage Trustee"), as previously supplemented by sixty-one supplemental indentures (as so supplemented, the "1940 Mortgage");

with the respective interest rates, payment dates, prices and other terms and conditions set forth below:

               1. The Bonds shall be issued in the principal amount of $60,000,000 and shall be known and designated as the "Collateral Trust Bonds, 7 1/4% Series Due 2006."

               2. The stated maturity of the principal of the Bonds shall be October 1, 2006.

               3. The Bonds shall bear interest at the rate of 7 1/4% per annum from September 27, 1996, payable on each April 1 and October 1, commencing April 1, 1997, until the payment thereof is paid or made available for payment.

               4. The Bonds shall not be subject to redemption at the option of the Company prior to maturity, except that they will be redeemable, in whole at any time or in part from time to time, upon at least 30 days'



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CHAIRMAN'S CERTIFICATE
Page 2


          notice, at the special redemption price of 100% of the principal amount thereof, plus accrued interest thereon to the redemption date, through the application of cash received by the 1993 Mortgage Trustee as a result of the taking by eminent domain or of the purchase by a public authority of properties of the Company as provided in the 1993 Mortgage.

               5. The Bonds shall initially be issued in the form of one or more global bonds, registered in the name of The Depository Trust Company ("DTC") or its nominee and deposited with, or on behalf of, DTC, as more fully set forth in the Appendix hereto, which Appendix, pursuant to Section 301 of the 1993 Mortgage, shall constitute a term of the Bonds.

               6. The Company has entered into an Underwriting Agreement dated September 19, 1996 between the Company and Citicorp Securities, Inc. as underwriter (the "Underwriter") to issue and sell the Bonds to such Underwriter at a purchase price of $59,641,800. The form and substance of the Underwriting Agreement is hereby approved and ratified.

               7. The First Mortgage Bonds shall be issued to the Trustee in the principal amount of $60,000,000 and shall be known and designated as the "First Mortgage Bonds, Collateral Series D, Due 2006."

               8. The stated maturity of the principal of the First Mortgage Bonds shall be October 1, 2006.

               9. The First Mortgage Bonds shall bear no interest.

               10. The First Mortgage Bonds shall be subject to redemption at any time at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any. The First Mortgage Bonds shall be redeemed no later than the redemption of the Bonds, in a principal amount equal to the principal amount of the Bonds being redeemed.

               11.  The  Fourth   Supplemental   Indenture,   the   Sixty-Second
          Supplemental Indenture, and the specimens of the Bond attached hereto and the First Mortgage Bond attached hereto are all hereby approved.


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CHAIRMAN'S CERTIFICATE
Page 3


Executed this 27th day of September, 1996.



                                          /s/ Lee Liu
                                         -------------------------------------
                                         Lee Liu
                                         Chairman of the Board, President
                                         & Chief Executive Officer


ATTEST:

/s/ Stephen W. Southwick
- -------------------------------
Stephen W. Southwick
Vice President, General Counsel
  & Secretary


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                                                                      APPENDIX


                                Book Entry Bonds

     (a) Except as provided in subsection (c) below, the registered owner of all Bonds shall be CEDE & Co., as nominee of The Depository Trust Company ("DTC"). Payment of interest for any Bonds registered as of each Record Date in the name of CEDE & Co. shall be made by wire transfer to the account of CEDE & Co. on the Interest Payment Date for such Bonds at the address indicated on the Record Date for CEDE & Co. in the registration books of the Company kept by Trustee, as registrar.

     (b) The Bonds shall initially be issued in the form of one or more fully registered global bonds which will have an aggregate principal amount equal to the Bonds represented thereby. Upon initial issuance, the ownership of the Bonds shall be registered in the registration books of the Company kept by the Trustee in the name of CEDE & Co., as nominee of DTC. The Trustee and the Company may treat DTC (or its nominee) as the sole and exclusive owner of the Bonds registered in its name for the purposes of payment of the principal of, premium, if any, or interest on such Bonds, giving any notice permitted or required to be given to Holders under the Indenture, registering the transfer of such Bonds, obtaining any consent or other action to be taken by Holders and for all other purposes whatsoever; and neither the Trustee nor the Company shall be affected by any notice to the contrary. Neither the Trustee nor the Company shall have any responsibility or obligation to any DTC participant, any Person claiming a beneficiary ownership interest in Bonds registered in the name of CEDE & Co. under or through DTC or any DTC participant, or any other Person which is not shown on the registration books of the Company kept by the Trustee as being a Holder with respect to the accuracy of any records maintained by DTC, CEDE & Co. or any DTC participant; the payment by DTC or any DTC participant to any beneficial owner of any amount in respect of the principal of, premium, if any, or interest on the Bonds registered in the name of CEDE & Co.; the delivery to any DTC participant or any beneficial owner of any notice which is permitted or required to be given to Holders under the Indenture; the selection by DTC or any DTC participant of any Person to receive payment in the event of a partial payment of any Bonds registered in the name of CEDE & Co.; or any consent given or other action taken by DTC as Holder. The Paying Agent shall pay all principal of, premium, if any, and interest on any Bonds registered in the name of CEDE & Co., only to or upon the order of CEDE & Co., as nominee of DTC, and all such payments shall be valid and effective to fully satisfy and discharge the Company's obligations with respect to the principal of, premium, if any, and interest on such Bonds to the extent of the sum or sums so paid. Upon delivery by DTC to the Trustee of written notice to the effect that DTC had determined to substitute a new nominee in place of CEDE & Co., and subject to the provisions herein with respect to record dates, the words "CEDE & Co." herein shall refer to such new nominee of DTC.



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     (c) A  Global  Bond  shall  be  exchangeable  for  definitive  certificates registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Bond and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, at a time when DTC is required to be so registered to act as such depositary, (ii) the Company in its sole discretion determines that such Global Bond shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Bonds. In any such event, the Trustee shall issue, register the transfer of and exchange definitive certificates as requested by DTC in appropriate amounts and
the  Company  and  the  Trustee   shall  be  obligated  to  deliver   definitive
certificates as described in the Indenture. In the event definitive certificates are issued to Holders other than DTC, the provisions of the Indenture shall apply to, among other things, the registration, transfer of and exchange of such certificates and the method of payment of principal of, premium, if any, and interest on such certificates. Whenever DTC requests the Company and the Trustee to do so, the Trustee and the Company will cooperate with DTC in taking appropriate action after reasonable notice (i) to make available one or more separate certificates evidencing the Bonds registered in the name of CEDE & Co., to any DTC participant having Bonds credited to its DTC account or (ii) to arrange for another bonds depository to maintain custody of certificates evidencing such Bonds.

     (d) Notwithstanding any other provision of the Indenture to the contrary, so long as any Bonds are registered in the name of CEDE & Co., as nominee of DTC, all payments with respect to the principal of, premium, if any, and interest on such Bonds and all notices, with respect to such Bonds shall be made and given to DTC as provided in the applicable Letter of Representations.

     (e) In connection with any notice or other communication to be provided to Holders pursuant to the Indenture by the Company or the Trustee with respect to any consent or other action to be taken by Holders, so long as any Bonds are registered in the name of CEDE & Co., as nominee of DTC, the Company or the Trustee, as the case may be, shall establish a record date for such consent or other action and give DTC notice of such record date not less than 15 calendar days in advance of such record date to the extent possible.

     (f) The notice requirements set forth in the Letter of Representations relating to the Bonds with respect to redemptions, conversions and mandatory tenders shall be effective whenever the Bonds are Book-Entry Bonds, notwithstanding any other provision of the Indenture, to the extent such other provisions are incompatible with the notice requirements set forth in the Letter of Representation.


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